                                                            EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


                                     between


                   Transportation Safety Contractors, Inc.,


                         Georgia Electric Company, Inc.,


                           Able Telcom Holding Corp.,


                          COMSAT RSI Acquisition, Inc.,
                     d.b.a. COMSAT RSI JEFA Wireless Systems


                                       and


                               COMSAT Corporation


                                November 26, 1997






                                TABLE OF CONTENTS


    1.    Definitions...................................................  1

    2.    Basic Transaction.............................................  6
          (a)   Purchase and Sale of Assets.............................  6
          (b)   Assumption of Liabilities...............................  6
          (c)   Replacement of Performance Bonds........................  6
          (d)   Purchase Price..........................................  6
          (e)   Matters Relating to Work in Progress....................  6
          (f)   The Closing.............................................  7
          (g)   Deliveries at the Closing...............................  7
          (h)   Allocation..............................................  7

    3.    Representations and Warranties of Seller and COMSAT...........  7
          (a)   Organization of Seller..................................  8
          (b)   Authorization of Transaction............................  8
          (c)   Noncontravention........................................  8
          (d)   Brokers' Fees...........................................  8
          (e)   Title to Assets.........................................  8
          (f)   Subsidiaries............................................  8
          (g)   Legal Compliance........................................  8
          (h)   Tax Matters.............................................  9
          (i)   Real Property...........................................  9
          (j)   Intellectual Property..................................  10
          (k)   Stored Material........................................  10
          (l)   Contracts..............................................  10
          (m)   Notes and Accounts Receivable..........................  10
          (n)   Litigation.............................................  10
          (o)   Employees..............................................  11
          (p)   Environmental, Health, and Safety Matters..............  11
          (q)   Insolvency Proceedings.................................. 12

    4.    Representations and Warranties of Buyer and Able.............. 12
          (a)   Organization of Buyer................................... 12
          (b)   Authorization of Transaction............................ 12
          (c)   Noncontravention........................................ 13
          (d)   Brokers' Fees........................................... 13
          (e)   Qualification     with    Texas     Department     of
                Transportation.......................................... 13
          (f)   Legal Compliance........................................ 13
          (g)   Litigation.............................................. 13
          (h)   Insolvency Proceedings.................................. 14

    5.    Pre-Closing Covenants......................................... 14
          (a)   General................................................. 14
          (b)   Notices and Consents.................................... 14
          (c)   Preservation of Business................................ 14
          (d)   Access.................................................. 14
          (e)   Employees............................................... 14

    6.    Conditions to Obligation to Close............................. 15
          (a)   Mutual Conditions to Obligation of the Parties.......... 15
          (b)   Conditions to Obligation of Buyer and Able.............. 16
          (c)   Conditions to Obligation of Seller and COMSAT........... 17

    7.    Covenants..................................................... 17
          (a)   General................................................. 17
          (b)   Access to Information................................... 17
          (c)   Litigation Support...................................... 18
          (d)   Transition.............................................. 18
          (e)   Covenant Not to Compete................................. 18

    8.    Termination................................................... 19
          (a)   Termination of Agreement................................ 19
          (b)   Effect of Termination................................... 19

    9.    Indemnification and Related Matters........................... 19
          (a)   Survival of Representations and Warranties.............. 20
          (b)   Indemnification  Provisions  for Benefit of Buyer and
                Able.................................................... 20
          (c)   Indemnification  Provisions for Benefit of Seller and
                COMSAT.................................................. 20
          (d)   Determination of Damages and Related Matters............ 20
          (e)   Matters Involving Third Parties......................... 21
          (f)   Other Indemnification Provisions........................ 23

    10.   Miscellaneous................................................. 23
          (a)   Press Releases and Public Announcements................. 23
          (b)   No Third-Party Beneficiaries............................ 23
          (c)   Entire Agreement........................................ 24
          (d)   Succession and Assignment............................... 24
          (e)   Counterparts............................................ 24
          (f)   Headings................................................ 24
          (g)   Notices................................................. 24
          (h)   Governing Law........................................... 25
          (i)   Amendments and Waivers.................................. 25
          (j)   Severability............................................ 26
          (k)   Expenses................................................ 26
          (l)   Construction............................................ 26
          (m)   Incorporation of Exhibits and Schedules................. 26
          (n)   Submission to Jurisdiction.............................. 26


                                      40

                            ASSET PURCHASE AGREEMENT

      THIS AGREEMENT (the "Agreement") is entered into as of November 26, 1997, among Able Telcom Holding Corp., a Florida corporation ("Able"), Transportation Safety Contractors, Inc., a Florida corporation, and Georgia Electric Company, Inc., a Georgia corporation (collectively, the "Buyer"), each of which is an indirect wholly-owned subsidiary of Able, COMSAT Corporation, a District of Columbia corporation ("COMSAT"), and COMSAT RSI Acquisition, Inc., a Delaware corporation, doing business as COMSAT RSI JEFA Wireless Systems and an indirect wholly-owned subsidiary of COMSAT (the "Seller"). The Buyer, Able, COMSAT and Seller are referred to collectively herein as the "Parties."

      This Agreement contemplates a transaction in which Buyer will purchase substantially all of the assets (and assume certain of the liabilities) of Seller in return for cash. Able and COMSAT acknowledge that each will benefit, via their respective indirect ownership interests in Buyer and Seller, from the proposed transaction and wish to make certain representations and covenants and provide certain indemnities to induce Seller, Buyer and the other Parties to enter into this transaction. COMSAT wishes to assign its rights and obligations under certain agreements with the Texas Department of Transportation, and Buyer wishes to accept such assignment and assume those obligations.

      Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1.    Definitions.1.    Definitions.

            "Acquired Assets" means all right, title and interest of Seller or COMSAT in and to all of the assets identified on Exhibit A hereto, the Pre-Closing Work in Progress, the Pre-Closing Stored Materials, and the Assigned Contracts.

            "Action" means any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental, regulatory or other administrative agency or commission or any arbitration tribunal.

            "Adverse Consequences" means any and all direct losses, liabilities, claims, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions), but shall not include indirect, special or consequential damages.

            "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

            "Assigned Construction Contracts" has the meaning set forth in the COMSAT Bill of Sale, Assignment and Assumption Agreement.

            "Assigned Contracts" means the Assigned Construction Contracts and the Assigned Seller Contracts.

            "Assigned Seller Contracts" has the meaning set forth in the Seller Bill of Sale, Assignment and Assumption Agreement.

            "Assumed Liabilities" means the liabilities listed on Exhibit B hereto and the obligations of COMSAT and Seller under the Assigned Contracts.

            "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

            "Buyer" has the meaning set forth in the preface above.

            "Buyer's Offer Advice" has the meaning set forth in Section 5(e) below.

            "Buyer  Qualification  Application"  has the  meaning set forth in
Section 4(e) below.

            "Closing" has the meaning set forth in Section 2(f) below.

            "Closing Date" has the meaning set forth in Section 2(f)below.

            "Closing Date Accounts Receivable" means the aggregate amount of billed and unpaid accounts receivable (net of allowance for doubtful accounts) included in the Acquired Assets, as of the close of business on the business day prior to the Closing Date, as reflected in the schedule of the Closing Date Accounts Receivable required to be delivered by Seller to Buyer pursuant to
Section 6(b)(vii) of this Agreement.

            "Closing Date Trade Payables" means the aggregate amount of trade payables included in the Assumed Liabilities, as of the close of business on the business day prior to the Closing Date, as reflected in the schedule of the Closing Date Trade Payables required to be delivered by Seller to Buyer pursuant to Section 6(b)(vii) of this Agreement.

            "Closing TXDOT Engineering Report" means any engineering report issued by TXDOT pertaining to any Assigned Construction Contract for any period of time that includes the Closing Date.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "COMSAT Bill of Sale, Assignment and Assumption Agreement" means the Bill of Sale, Assignment and Assumption Agreement, in the form set forth in Exhibit C-1, to be executed and delivered at the closing pursuant to Section 2(g) of this Agreement.

            "Commitment Letter" means the commitment letter from the Surety, dated as of November 5, 1997, delivered by Buyer to Seller, indicating that the Surety is prepared to issue the Replacement Performance Bonds on behalf of Able or Buyer in an aggregate principal amount of not less than $35 million.

            "Confidentiality   Agreement"  means  that  certain  confidentiality
agreement between COMSAT and Able dated as of August 12, 1997.

            "Confidential Information" shall have the meaning ascribed to such term in the Confidentiality Agreement.

            "Disclosure Schedule" has the meaning set forth in Section 2 below.

            "Employment Loss" has the meaning ascribed to such term in the WARN Act.

            "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

            "Existing Performance Bonds" has the meaning set forth in Section 2(c) below.

            "Indemnifying   Party"  has  the  meaning  set  forth  in  Section
9(d)(iii) below.

            "Indemnitee" has the meaning set forth in Section 9(d)(iii) below.

            "Indemnity   Payment"   has  the  meaning  set  forth  in  Section
9(d)(iii) below.

            "Information" has the meaning set forth in Section 7(b) below.

            "Intellectual Property" means (a) any inventions (whether patentable or unpatentable and whether or not reduced to practice), any improvements thereto, and any patents, patent applications, and patent disclosures, together with any reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) any trademarks, service marks, trade dress, logos, trade names, and corporate names, together with any translations, adaptations, derivations, and combinations thereof and including any goodwill associated therewith, and any applications, registrations, and renewals in connection therewith, (c) any copyrightable works, any copyrights, and any applications, registrations, and renewals in connection therewith, (d) any mask works and any applications, registrations, and renewals in connection therewith,
(e) any trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) any computer software (including data and related documentation), (g) any other proprietary rights, and (h) any copies and tangible embodiments thereof (in whatever form or medium).

            "Knowledge" in the case of any Party means the actual conscious knowledge of the persons listed on Exhibit D hereto (or their successors, if no longer employed by a Party) specified for such Party assuming reasonable investigation of such persons.

            "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

            "McKinney Office" has the meaning set forth in Section 5(e).

            "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

            "Party" has the meaning set forth in the preface above.

            "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

            "Pre-Closing Period" means the period commencing on the date of this Agreement and ending on the Closing Date.

            "Pre-Closing Stored Materials" means Stored Materials acquired by Seller during the period of time covered by any Closing TXDOT Engineering Report on or prior to the Closing Date for which payment has not been received.

            "Pre-Closing Work in Progress" means Work in Progress performed by Seller during the period covered by any Closing TXDOT Engineering Report on or prior to the Closing Date.

            "Pre-Signing Period" means the 90-day period prior to the date of this Agreement.

            "Post-Closing Stored Materials" means Stored Materials acquired by Buyer subsequent to the Closing Date.

            "Post-Closing Work in Progress" means Work in Progress performed by Buyer during the period covered by any Closing TXDOT Engineering Report subsequent to the Closing Date.

            "Prior TXDOT Engineering Report" means any engineering report issued by TXDOT pertaining to any Assigned Construction Contract for any period of time prior to, but which does not include, the Closing Date.

            "Purchase Price" has the meaning set forth in Section 2(d) below.

            "Replacement  Performance  Bonds"  has the  meaning  set  forth in
Section 2(c) below.

            "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

            "Seller Bill of Sale, Assignment and Assumption Agreement" means the Bill of Sale, Assignment and Assumption Agreement, in the form set forth in Exhibit C-2, to be executed and delivered at the closing pursuant to Section 2(g) of this Agreement.

            "Seller's  Employment  Loss  Advice"  has the meaning set forth in
Section 5(e) below.

            "Stored Materials" means materials acquired for, and billable to, TXDOT or a TXDOT prime contractor in accordance with the specific line items, specifications and requirements of the Assigned Construction Contracts.

            "Stored Materials Pending Collection" means Stored Materials acquired and billed to TXDOT or a TXDOT prime contractor by Seller during any period covered by a Prior TXDOT Engineering Report, for which payment not been received as of the Closing Date and which are not included in the accounts receivable included in the Acquired Assets.

            "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

            "Surety" means Liberty Bond Services or other surety firm acceptable to TXDOT and the Parties.

            "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

            "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Third Party Claim" has the meaning set forth in Section 9(e)(i) below.

            "TXDOT" means the Texas Department of Transportation.

            "WARN   Act"   means  the   Worker   Adjustment   and   Retraining
Notification Act of 1988.

            "WARN Act Notice" has the meaning set forth in Section 5(e) below.

            "Work in Progress"  means (a) work  completed  but unbilled  that is
billable  to  TXDOT  at  the  next  billing  cycle   pursuant  to  the  Assigned
Construction Contracts.


      2.    Basic Transaction.2.    Basic Transaction.

            (a)...Purchase and Sale of Assets.a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

            (b)...Assumption of Liabilities.b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Neither Buyer nor Able shall assume or have any responsibility, however, with respect to any obligation or Liability of Seller or COMSAT, other than (in the case of Buyer) the Assumed Liabilities.

            (c)...Replacement of Performance Bonds.c) Replacement of Performance Bonds. COMSAT has delivered to Buyer or Able a correct and complete copy of each performance or surety bond posted by or on behalf of COMSAT in connection with the Assigned Contracts (the "Existing Performance Bonds"). On and subject to the terms and conditions of this Agreement, Able and Buyer shall use good faith, commercially reasonable efforts to (i) post or cause to be posted performance or surety bonds (the "Replacement Performance Bonds") in an amount equal, and on terms comparable, to the Existing Performance Bonds or, in the case of the Assigned Construction Contracts, in such amounts and on such terms as may be required by TXDOT, and (ii) cause COMSAT and Seller to be released from any continuing obligation under the Existing Performance Bonds. Prior to the execution and delivery of this Agreement, Able and Buyer delivered to COMSAT and Seller the Commitment Letter. Able and Buyer will advise COMSAT and Seller in the event that the Commitment Letter is terminated, revoked or modified for any reason.

            (d)...Purchase Price.d) Purchase Price. Seller shall pay Buyer at the Closing the sum of $8,815,662 plus the Closing Date Trade Payables, less (i) the Closing Date Accounts Receivable, (ii) the Pre-Closing Work in Progress and
(iii) the Pre-Closing Stored Materials (the "Purchase Price") by wire transfer or delivery of other immediately available funds. The Parties acknowledge and agree that the assumption by Buyer of the Assumed Liabilities in exchange for the transfer of the Acquired Assets by Seller to Buyer and payment of the Purchase Price constitutes reasonably equivalent value and is equivalent to the price or value for which Seller would have sold, and Buyer would have purchased, the Acquired Assets individually or in the aggregate in an arms' length transaction.

            (e)...Work in Progress and Stored Materials.e) Work in Progress and Stored Materials. For each Assigned Construction Contract, Seller shall maintain records of the Pre-Closing Work in Progress and Pre-Closing Stored Materials, and Buyer shall maintain records of the Post-Closing Work in Progress and Post-Closing Stored Materials. In each case, the value assigned to Work in Progress and Stored Materials shall be determined based on the sum of the line-item amounts specified in the Assigned Construction Contract for each component of the Work in Progress and Stored Materials. If the aggregate value of the Pre-Closing and Post-Closing Work in Progress and Stored Materials exceeds the value of the Work in Progress and Stored Materials authorized for payment by TXDOT in the Closing TXDOT Engineering Report with respect to any Assigned Construction Contract, Buyer and Seller shall use commercially reasonable efforts in good faith to resolve any discrepancies between their respective records. If Buyer and Seller are unable to resolve any such discrepancy, the discrepancy shall be submitted to an independent third party consultant, mutually acceptable to Buyer and Seller, for a recommendation, which shall be prepared and submitted to the parties no later than 45 days after the Closing Date. The expense of such consultant shall be borne equally by Buyer and Seller. If Buyer and Seller are unable to reach agreement as to the value of the Pre-Closing and Post-Closing Work in Progress and Stored Materials within ten days following receipt of the recommendation, any continuing discrepancy as to such value shall be settled by arbitration before a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association, who shall issue a ruling no later than 75 days after the Closing Date. The award of any such arbitrator shall be final. Judgment upon such award may be entered by any Party in any federal or state court of competent jurisdiction sitting in Dallas County, Texas. The costs of arbitration proceedings, excluding attorneys' fees, shall be paid by the party that does not prevail in the arbitration proceedings. If Buyer receives payment for any Stored Materials Pending Collection, Buyer shall remit such payments to Seller within five business days after receipt.

            (f)...The Closing.f) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Patton Boggs, L.L.P., 2626 Cole Avenue, Suite 700 Dallas, Texas, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

            (g)...Deliveries at the Closing.g) Deliveries at the Closing. At the Closing, (i) Seller shall deliver to Buyer the various certificates, instruments and documents referred to in Section 6(b) below; (ii) Buyer shall deliver to Seller the various certificates, instruments and documents referred to in
Section 6(c) below; (iii) Buyer and COMSAT shall execute and deliver the COMSAT Bill of Sale, Assignment and Assumption Agreement; (iv) Buyer and Seller shall execute and deliver the Seller Bill of Sale, Assignment and Assumption Agreement; (v) Seller and COMSAT (if appropriate) shall execute, acknowledge (if appropriate), and deliver to Buyer assignments and such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel reasonably may request; and (vi) the applicable Parties shall deliver the consideration specified in Section 2(d) above.

            (h)...Allocation.h) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets and Assumed Liabilities for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit
E. To the extent the Parties are required under Section 1060 of the Code, and the regulations thereunder, to file with the Internal Revenue Service on Form 8594 (Asset Acquisition Statement) a more detailed allocation of the aggregate purchase price among the various assets transferred and liabilities assumed pursuant to the terms of this Agreement, each party shall cooperate with the other so that the information shown on Form 8594 filed with the Internal Revenue Service by such party will be consistent with the information on the other party's Form 8594.

      3. Representations and Warranties of Seller and COMSAT.3. Representations and Warranties of Seller and COMSAT. Each of Seller and COMSAT represents and warrants to Buyer and Able that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

            (a)...Organization of Seller.a) Organization of Seller. Each of Seller and COMSAT is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation.

            (b)...Authorization of Transaction.b) Authorization of Transaction. Each of Seller and COMSAT has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. Without limiting the generality of the foregoing, the boards of directors of Seller and COMSAT have duly authorized the execution, delivery, and performance of this Agreement by Seller and COMSAT. This Agreement constitutes the valid and legally binding obligation of Seller and COMSAT, enforceable in accordance with its terms and conditions.

            (c)...Noncontravention.c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or COMSAT is subject or any provision of the charter or bylaws of Seller or COMSAT, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller or COMSAT is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except for any such conflict, breach, default, acceleration, termination, modification, cancellation or notice as would not (A) adversely affect the ability of Seller or COMSAT to effect the transactions contemplated by this Agreement, (B) have a material adverse effect on the Acquired Assets, or (C) result in the Buyer or Able having assumed a liability other than an Assumed Liability. Neither Seller nor COMSAT is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

            (d)...Brokers' Fees.d) Brokers' Fees. Neither Seller nor COMSAT has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or Able could become liable or obligated.

            (e)...Title to Assets.e) Title to Assets. Seller or COMSAT, as the case may be, has good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Security Interests or restriction on transfer.

            (f)...Subsidiaries.f)   Subsidiaries.  Seller has no Subsidiaries.

            (g)...Legal Compliance.g) Legal Compliance. Seller and COMSAT have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), the failure prior to the Closing to comply with which would have a material adverse effect on the Acquired Assets or would result in the Buyer or Able having assumed a liability other than an Assumed Liability. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure to comply with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), the failure prior to the Closing to comply with which would have a material adverse effect on the Acquired Assets or would result in the Buyer or Able having assumed a liability other than an Assumed Liability. Notwithstanding the foregoing, Seller and COMSAT make no representation in this Section 3(g) with respect to laws, rules, regulations, or codes that are incorporated by reference into any Assigned Construction Contracts.

            (h)...Tax Matters.h) Tax Matters. All Taxes owed by Seller (whether or not shown on any Tax Return) which are currently due and payable have been paid, except for such instances of non-payment prior to or after the Closing Date as would not result in a lien upon the Acquired Assets, otherwise have a material adverse effect on the Acquired Assets or result in Buyer or Able having assumed a liability other than an Assumed Liability. There are no Security
Interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

            (i)...Real Property.i) Real Property.  Seller owns no real property.
Section 3(i) of the Disclosure Schedule lists and describes briefly all real property, other than the McKinney Office, leased to Seller (none of which is leased pursuant to a sublease). Seller has delivered to Buyer correct and complete copies of the leases (as amended to date) listed in Section 3(i) of the Disclosure Schedule. With respect to each lease listed in Section 3(i) of the Disclosure Schedule:

                  (i) the lease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, or other similar laws affecting creditors' rights and general principles of equity;

                  (ii) as to each lease, Seller is not, and to the Knowledge of Seller and COMSAT, each other party to such lease is not, in breach or default of the terms thereof, and, to the Knowledge of Seller and COMSAT, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (iii) Seller has not, and to the Knowledge of Seller and COMSAT, no party to the lease, has repudiated any provision thereof;

                  (iv) there are no disputes, material oral agreements, or forbearance programs in effect as to the lease;

                  (v)   Seller  has  not  assigned,   transferred,   conveyed,
      subleased, mortgaged, deeded in trust, or encumbered any interest in the leasehold;

                  (vi) all facilities leased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations, except where the failure prior to the Closing to comply with, or obtain, would not have a material adverse effect on the Acquired Assets or result in the Buyer or Able having assumed a liability other than an Assumed Liability; and

                  (vii) all  facilities  leased  thereunder  are  supplied  with
      utilities  and  other  services   necessary  for  the  operation  of  said
      facilities.

            (j)...Intellectual Property.j) Intellectual Property. The current use of the Acquired Assets by Seller does not infringe upon, misappropriate, or otherwise violate any Intellectual Property rights of third parties, except for such instances of infringement, misappropriation or violation as would not have a material adverse effect on the Acquired Assets or result in the Buyer or Able having assumed a liability other than an Assumed Liability.

            (k)...Stored Material.k) Stored Material. The Stored Material of Seller included in the Acquired Assets consists of materials and supplies procured for use in connection with the Assigned Construction Contracts, has not been invoiced to any customer and meets the specifications set forth in the Assigned Construction Contract with respect to which the material was procured.

            (l)...Contracts.l) Contracts. Seller or COMSAT has delivered to Buyer a correct and complete copy of each agreement that constitutes an Assigned Contract, a list of which is set forth in Section 3(l) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) (other than the Assigned Construction Contracts as to which no representation or warranty in this clause (B) is made) Seller or COMSAT, as the case may be, is not in breach or default thereof; (C) to the Knowledge of Seller or COMSAT, no other party thereto is in breach or default thereof; (D) (other than with respect to the Assigned Construction Contracts as to which no representation or warranty in this clause D is made) to the Knowledge of Seller or COMSAT, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (E) to the Knowledge of Seller or COMSAT, no party has repudiated any provision of the agreement.

            (m)...Notes and Accounts Receivable.m) Notes and Accounts Receivable. The billed and outstanding accounts receivable of Seller set forth on Exhibit A are, and the Closing Date Accounts Receivable as of the Closing Date shall be, (i) valid receivables created in the ordinary course of business,
(ii) subject to no setoffs or counterclaims, and (iii) collectible in an amount, when aggregated with any amounts collected in respect of all other accounts receivable (or rights to create receivables by billing for work performed or goods sold) included in the Acquired Assets, not less than the amount of the Closing Date Accounts Receivable, except to the extent not collectible because of Buyer's failure to use good faith, commercially reasonable efforts to attempt to collect such accounts receivable.

            (n)...Litigation.n) Litigation. Section 3(n) of the Disclosure Schedule sets forth each instance in which Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or criminal charge or
(ii) is a party or, to the Knowledge of Seller and COMSAT, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator which relates to the Acquired Assets or could give rise to any lien or claim against the Acquired Assets.

            (o)...Employees.o) Employees. Section 3(o) of the Disclosure Schedule lists the employees of the Seller and indicates, in the case of salaried employees, the salary of each employee on an annualized basis and, in the case of non-salaried employees, each employee's hourly rate. Seller is not a party to or bound by any collective bargaining agreement.

            (p)...Environmental, Health, and Safety Matters.p) Environmental, Health, and Safety Matters. Seller has complied and is in compliance with all Environmental, Health, and Safety Requirements, except where the failure prior to the Closing to comply would not have a material adverse effect on the Acquired Assets or result in the Buyer or Able having assumed a liability other than an Assumed Liability.

                  (i) Without limiting the generality of the foregoing, Seller has obtained, has complied with and is in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business, except where the failure to comply would not have a material adverse effect on the Acquired Assets or result in the Buyer having assumed a liability other than an Assumed Liability. A list of all such permits, licenses and other authorizations is set forth on Section 3(p)(i) of the Disclosure Schedule.

                  (ii) Neither Seller nor COMSAT has received any written notice, report or, to the Knowledge of Seller or COMSAT, other information or communication regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Seller's business or its facilities arising under Environmental, Health, and Safety Requirements.

                  (iii) None of the following exists at any property or facility owned or operated by Seller: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas, except to the extent that the existence of such materials would not have a material adverse effect on the Acquired Assets or result in the Buyer having assumed a liability other than an Assumed Liability.

                  (iv) Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements, except for actions or liabilities which would not have a material adverse effect on the Acquired Assets or result in the Buyer having assumed a liability other than an Assumed Liability.

                  (v)  Neither  this  Agreement  nor  the  consummation  of  the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer"
      Environmental, Health, and Safety Requirements; except for such obligations, notifications or consents which would not have a material adverse effect on the Acquired Assets or result in the Buyer or Able having assumed a liability other than an Assumed Liability.

                  (vi) to the Knowledge of Seller and COMSAT, Seller has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety, except where such assumption or undertaking would not have a material adverse effect on the Acquired Assets or result in the Buyer having assumed a liability other than an Assumed Liability.

                  (vii) to the Knowledge of Seller and COMSAT, no facts, events or conditions relating to the past or present facilities, properties or operations of Seller will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage, except for such facts, events or conditions as would not have a material adverse effect on the Acquired Assets or result in the Buyer having assumed a liability other than an Assumed Liability.

            (q)...Insolvency Proceedings.q) Insolvency Proceedings. Neither COMSAT nor Seller are the subject of any pending or, to the knowledge of COMSAT and Seller, threatened insolvency proceedings of any character, including without limitation bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. Neither COMSAT nor Seller has made an assignment for the benefit of creditors or taken any action with a view to institution of any such insolvency proceedings.

      4. Representations and Warranties of Buyer and Able.4. Representations and Warranties of Buyer and Able. Each of Buyer and Able represents and warrants to Seller and to COMSAT that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

            (a)...Organization of Buyer.a) Organization of Buyer. Each of Buyer and Able is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation.

            (b)...Authorization of Transaction.b) Authorization of Transaction. Each of Buyer and Able has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the boards of directors of Buyer and Able have duly authorized the execution, delivery, and performance of this Agreement by Buyer and Able. This Agreement constitutes the valid and legally binding obligation of Buyer and Able, enforceable in accordance with its terms and conditions.

            (c)...Noncontravention.c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or Able is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer or Able is a party or by which it is bound or to which any of its assets is subject, except for any such conflict, breach, default, acceleration, termination, modification, cancellation or notice as would not adversely affect the ability of Buyer or Able to effect the transactions contemplated by this Agreement. Neither Buyer nor Able is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

            (d)...Brokers' Fees.d) Brokers' Fees. Neither Buyer nor Able has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or COMSAT could become liable or obligated.

            (e)...Qualification with Texas Department of Transportation.e) Qualification with Texas Department of Transportation. Buyer has applied to qualify with TXDOT as an approved contractor on construction projects of the type undertaken by Seller or COMSAT pursuant to the Assigned Construction
Contracts in an aggregate amount which exceeds the aggregate amount of the Assigned Construction Contracts and any existing contracts or subcontracts Buyer may have with TXDOT (the "Buyer Qualification Application").

            (f)...Legal Compliance.f) Legal Compliance. Buyer and Able have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), the failure prior to the Closing to comply with which would have a material adverse effect on the ability of Buyer or Able to consummate the transactions contemplated by this Agreement. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Buyer or Able alleging any failure to comply with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), the failure prior to the Closing to comply with which would have a material adverse effect on the ability of Buyer or Able to consummate the transactions contemplated by this Agreement.

            (g)...Litigation.g) Litigation. Section 4(g) of the Disclosure Schedule sets forth each instance in which Buyer or Able (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or criminal charge or
(ii) is a party or, to the knowledge of Buyer or Able, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator which relates the transactions contemplated by this Agreement or which would have a material adverse effect on the ability of Buyer or Able to consummate the transactions contemplated by this Agreement.

            (h)...Insolvency Proceedings.h) Insolvency Proceedings. Neither Able nor Buyer are the subject of any pending or, to the knowledge of Able and Buyer, threatened insolvency proceedings of any character, including without limitation bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. Neither Able nor Buyer has made an assignment for the benefit of creditors or taken any action with a view to institution of any such insolvency proceedings.

      5.    Pre-Closing Covenants.5.      Pre-Closing  Covenants.  The Parties
agree as follows with respect to the period between the execution of this Agreement and the Closing.

            (a)...General.a) General. Each of the Parties shall proceed in good faith and use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

            (b)...Notices and Consents.b) Notices and Consents. Buyer, Seller, COMSAT and Able shall give any notices to third parties, and each will use commercially reasonable efforts to obtain any third party consents that the other reasonably may request to consummate the transactions contemplated hereby. Each of the Parties shall give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

            (c)...Preservation of Business.c) Preservation of Business. Seller shall use commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees. Without limiting the generality of the foregoing, Seller shall not agree to any amendment to any Assigned Contract without the express written consent of Able or Buyer, which consent shall not be unreasonably withheld or delayed.

            (d)...Access.d) Access. Seller shall permit representatives of Buyer and Able to have reasonable access during normal working hours, and in a manner so as not to interfere with the normal business operations of Seller to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Seller; provided that all Confidential Information obtained by Buyer or Able shall be maintained pursuant to the terms of the Confidentiality Agreement.

            (e)...Employees.e) Employees. Buyer shall evaluate Seller's employees for employment with Buyer (but shall have no obligation to hire any of Seller's employees). As soon as practical but, in any event no later than 15 days after the date hereof, Buyer shall advise Seller of the Employees listed in
Section 3(o) of the Disclosure Schedule to whom Buyer intends to offer employment after the Closing (the "Buyer's Offer Advice"). Seller represents to Buyer than none of its facilities have more than 50 employees, other than Seller's office in McKinney, Texas (the "McKinney Office"). Prior to execution of this Agreement, Seller has advised Buyer of the number of employees of Seller who have experienced an employment loss ("Employment Loss"), as such term is defined for purposes of the Worker Adjustment and Retraining Notification Act of 1988 (as amended, the "WARN Act"), within the 90 day period prior to the date hereof (the "Pre-Signing Period"), and Seller shall advise Buyer of the number of employees who experience an employment loss on and after the date hereof through the Closing (the "Pre-Closing Period") (such advice is hereafter collectively referred to as the "Seller's Employment Loss Advice"). If, based on the Buyer's Offer Advice, it appears that the aggregate number of employees of Seller who have experienced or appear likely to experience an Employment Loss will exceed 50 at any one location prior to the Closing, then Seller shall either (i) prepare and promptly file notice under the WARN Act, if required (the "WARN Act Notice"), or (ii) continue to employ a sufficient number of employees for a sufficient period of time so that the notice provisions of the WARN Act are no longer applicable. Commencing on and after the Closing Date, if the aggregate number of employees of Seller who have experienced an Employment Loss prior to the Closing based on the Seller's Employment Loss Advice, together with the aggregate number of employees of Seller offered employment by Buyer who have experienced or appear likely to experience an Employment Loss, would exceed 50 employees at any one location during any consecutive 90 day period within the Pre-Signing Period, Pre-Closing Period or period subsequent to the Closing, assuming a WARN Act Notice previously has not been filed by Seller, then Buyer shall either (i) prepare and promptly file a WARN Act Notice, if required, or
(ii) continue to employ a sufficient number of employees for a sufficient period of time so that the notice provisions of the WARN Act are no longer applicable. In the event that the Buyer elects to proceed with the option described in clause (ii) of the preceding sentence, Seller shall provide transition office space to Buyer for such employees at the McKinney Office on terms to be mutually agreed upon by Buyer and Seller during any such period.

      6.    Conditions to Obligation to Close.6.      Conditions            to
Obligation to Close.

            (a)...Mutual Conditions to Obligation of the Parties.a) Mutual Conditions to Obligation of the Parties. The obligations of the Parties to consummate the contemplated transactions at the Closing shall be subject to satisfaction of the following conditions:

                  (i) TXDOT shall have approved the Buyer's Qualification Application and such approval shall remain in full force and effect as of the Closing Date;

                  (ii) TXDOT shall have consented to the assignment by COMSAT to Buyer of the Assigned Construction Contracts on terms mutually acceptable to the Seller and Buyer;

                  (iii) the Closing shall have occurred on or before January 15, 1998, if notice under the WARN Act is not required or February 15, 1998 if such notice is required; and

                  (iv) the Parties shall have procured all of the third party consents specified in Section 3(c) and 4(c) above.

            The Parties may waive any condition specified in this Section 6(a) by executing a writing so stating at or prior to the Closing.

            (b)...Conditions to Obligation of Buyer and Able.b) Conditions to Obligation of Buyer and Able. The obligations of Buyer and Able to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i)   the   representations  and  warranties  set  forth  in
      Section 3 above shall be true and correct at and as of the Closing Date;

                  (ii) Seller and COMSAT shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (iii) Seller shall have received consent and estoppel certificates in form reasonably satisfactory to Buyer from the other parties to the real estate leases that comprise the Assigned Seller Contracts;

                  (iv) The Acquired Assets and the Assumed Liabilities shall be substantially in the same condition on the Closing Date as on the date of execution of this Agreement, subject to changes occurring in the Ordinary Course of Business;

                  (v) Buyer shall have received from Seller unaudited balance sheets and statements of income and cash flow as of and for the periods ended October 31, 1997, and December 31, 1996, 1995 and 1994;

                  (vi) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Buyer to own the Acquired Assets and to operate the former businesses of Seller in any material respect (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (vii) On the Closing Date, Seller shall have delivered to Buyer a schedule setting forth the Closing Date Accounts Receivable, the Closing Date Trade Payables, the Pre-Closing Work in Progress and the Pre-Closing Stored Materials;

                  (viii) Seller shall have delivered to Buyer and Able a certificate to the effect that each of the conditions specified above in
      Section 6(a) and this Section 6(b) are satisfied in all material respects; and

                  (ix) all actions to be taken by Seller or COMSAT in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall have been taken or executed and delivered in form and substance reasonably satisfactory to Buyer and Able.

            Buyer or Able may waive any condition specified in this Section 6(b) by executing a writing so stating at or prior to the Closing.

            (c)...Conditions to Obligation of Seller and COMSAT.c) Conditions to Obligation of Seller and COMSAT. The obligations of Seller and COMSAT to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i)   the   representations  and  warranties  set  forth  in
      Section 4 above shall be true and correct at and as of the Closing Date;

                  (ii) Buyer and Able shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv)  Buyer  or  Able  shall  have   posted  the   Replacement
      Performance Bonds, and COMSAT shall have been released from any continuing liability under the Existing Performance Bonds;

                  (v) Buyer shall have delivered to Seller and COMSAT a certificate to the effect that each of the conditions specified above in
      Section 6(a) and this Section 6(c) are satisfied in all material respects; and

                  (vi) all actions to be taken by Buyer and Able in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall have been taken or executed and delivered in form and substance reasonably satisfactory to Seller and COMSAT.

            Seller or COMSAT may waive any condition specified in this Section 6(c) by executing a writing so stating at or prior to the Closing.

      7.    Covenants.7.      Covenants.

            (a)...General.a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all of the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). The Parties agree to cooperate with one another prior to the Closing to equitably determine which Party should be entitled to possession of the various documents, books, records (including Tax records), agreements, and financial data of any sort relating to Seller after the Closing.

            (b)...Access to Information.b) Access to Information. From and after the Closing Date, Buyer and Able shall afford to Seller and COMSAT and their authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information relating to pre-Closing operations (collectively, "Information") within Buyer's possession insofar as such access is reasonably required by Seller or COMSAT for the conduct of its business, subject to appropriate restrictions against disclosure of Confidential Information on terms similar to those set forth in the Confidentiality Agreement. Similarly, COMSAT and Seller shall afford to Buyer and Able and their authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Information within COMSAT's or Seller's possession, insofar as such access is reasonably required by Buyer or Able for the conduct of its business, subject to appropriate restrictions against disclosure of confidential information. Information may be requested under this Section for the legitimate business purposes of either party, including without limitation, audit, accounting, claims (including claims for indemnification hereunder), litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby. Except as otherwise required by law or otherwise agreed in writing, such Party may destroy or otherwise dispose of any of the Information at any time after the earlier of the tenth anniversary of this Agreement or the time at which such information is at least ten years old, provided that, prior to such destruction or disposal, (a) it shall provide no less than 30 days prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting Party, the Party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the Party requesting such Information.

            (c)...Litigation Support.c) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller or COMSAT, each of the other Parties will cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

            (d)...Transition.d) Transition. Seller and COMSAT will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing. Seller and COMSAT will use commercially reasonable efforts to refer all customer inquiries relating to the businesses of Seller to Buyer from and after the Closing.

            (e)...Covenant Not to Compete.e) Covenant Not to Compete. For a period of 36 months from and after the Closing Date, COMSAT will not engage directly or indirectly in any business that Seller conducts as of the Closing Date in any geographic area in which Seller conducts that business as of the Closing Date; provided, however, that no owner of less than 10% of the outstanding stock of any publicly traded corporation shall be deemed to engage in any of such corporation's businesses solely by reason of its ownership interest; and provided, further, that the provisions of the preceding sentence shall not be binding on COMSAT if COMSAT is acquired by a Person other than an Affiliate. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The Parties agree that in the event of a violation of this Section 7(e), in addition to any other remedy then available to Buyer, Buyer shall be entitled to appropriate injunctive or other equitable relief.

      8.    Termination.8.    Termination.

            (a)...Termination of Agreement.a)   Termination    of   Agreement.
Certain of the Parties may terminate this Agreement as provided below:

                  (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller or COMSAT has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of ten days after the notice of breach or (B) if the Closing shall not have occurred on or before the date specified in Section 6(a)(iii) hereof, by reason of the failure of any condition precedent under Sections 6(a) or 6(b) hereof (unless the failure results primarily from Buyer or Able itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer or Able has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of ten days after the notice of breach or (B) if the Closing shall not have occurred on or before the date specified in Section 6(a)(iii) hereof, by reason of the failure of any condition precedent under Sections 6(a) or 6(c) hereof (unless the failure results primarily from Seller or COMSAT itself breaching any representation, warranty, or covenant contained in this Agreement).

            (b)...Effect of Termination.b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a), all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      9.    Indemnification and Related Matters.9.    Indemnification      and
Related Matters.

            (a)...Survival of Representations and Warranties.a) Survival of Representations and Warranties. All of the representations and warranties of Buyer, Able, Seller, and COMSAT contained in this Agreement shall survive the Closing and continue in full force and effect for one year thereafter.

            (b)...Indemnification Provisions for Benefit of Buyer and Able.b) Indemnification Provisions for Benefit of Buyer and Able. If Seller or COMSAT breaches any of its representations and warranties contained herein, provided that Buyer or Able makes a written claim for indemnification against Seller or COMSAT within the survival period set forth in Section 9(a) hereof, then, subject to Section 9(d) hereof, Seller and COMSAT, jointly and severally, shall indemnify Buyer and Able from and against the entirety of any Adverse Consequences Buyer or Able (as the case may be) may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach (including any Adverse Consequences Buyer or Able may suffer after the end of such survival period). Buyer and Able may not make any claim for indemnification hereunder relating to a breach of the representation and warranty contained in
Section 3(m)(iii) hereof prior to 120 days after the Closing Date, and as a condition to any such claim, Buyer and Able shall provide Seller and COMSAT with the aggregate amount collected in respect of accounts receivable and rights to create accounts receivable included in the Acquired Assets and with access to the records of Buyer and Able with respect thereto as provided in Section 7(b).

            (c)...Indemnification Provisions for Benefit of Seller and COMSATIndemnification Provisions for Benefit of Seller and COMSAT. If Buyer or Able breaches any of its representations and warranties contained herein, provided that Seller or COMSAT makes a written claim for indemnification against Buyer or Able within the survival period set forth in Section 9(a) hereof, then, subject to Section 9(d) hereof, Buyer and Able, jointly and severally, shall indemnify Seller and COMSAT from and against the entirety of any Adverse Consequences Seller or COMSAT (as the case may be) may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach (including any Adverse Consequences Seller or COMSAT may suffer after the end of such survival period). d) Determination of Damages and Related Matters.ted Matters.

                  (i) No amounts shall be paid to any party for indemnification pursuant to Section 9(b) or 9(c) except to the extent that the aggregate amount from all claims thereunder exceeds $100,000. No amounts shall be paid to Able or Buyer, on the one hand, or COMSAT or Seller, on the other hand, pursuant to Section 9 of this Agreement in excess of $1,000,000 collectively in the aggregate (the "Indemnity Cap"). The Indemnity Cap shall not apply to claims for indemnification made by Buyer or Able based upon a breach of any of the representations and warranties contained in
      Section 3(p); provided, however, that any Indemnity Payment paid in respect of any such breach shall be considered in determining whether the Indemnity Cap has been exceeded for other purposes. Notwithstanding anything to the contrary contained herein, no claim for indemnity resulting from a breach of any of the representations and warranties contained in Section 3(p) shall be made unless Buyer or Able is specifically required to take action or make payment pursuant to an applicable Environmental, Health and Safety Requirement by a governmental authority having appropriate jurisdiction. This Section 9(d)(i) shall not apply to claims for indemnification made by Buyer or Able based upon a breach of the representation and warranty contained in Section 3(m)(iii) hereof.

                  (ii) Each Party hereby waives any claim for indirect, special or consequential damages resulting from, arising out of, relating to, in the nature of, or caused by a breach of this Agreement by any other Party.

                  (iii) The amount which any party (an "Indemnifying  Party") is or may be required to pay to any other party (an "Indemnitee") pursuant to
      Section 9 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee, in reduction of the related Adverse Consequence. If an Indemnitee shall have received payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Adverse Consequence and shall subsequently actually receive
      Insurance Proceeds or other amounts in respect of such Adverse Consequence, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received (up to but not in excess of the amount of the related Indemnity Payment). An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions of this Agreement) by virtue of the indemnification provisions hereof.

            (e)...Matters Involving Third Parties.e) Matters Involving Third Parties.

                  (i) If an Indemnitee shall receive notice or otherwise learn of the assertion by a person (including, without limitation, any governmental entity) who is not a party to this Agreement (or an Affiliate of either party) of a claim or of the commencement by any such person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Section (a "Third Party Claim"), such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third Party Claim; provided that the failure of any Indemnitee to give notice as provided in this Section 9(e) shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail.

                  (ii) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and with such Indemnifying Party's own counsel, any Third Party Claim, as provided hereafter, so long as the Indemnifying Party notifies the Indemnitee in writing within 30 days after the Indemnitee has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnitee from and against the entirety of any Adverse Consequences the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (subject to the limitations provided in
      Section 9(d)). After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this
      Section 9 for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided that if the defendants with respect to any such Third Party Claim include both the Indemnifying Party and one or more Indemnitees and in any Indemnitee's reasonable judgment a conflict of interest between one or more of such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel to represent such Indemnitees and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 9(e), such Indemnitee may defend or, subject to the remainder of this Section 9(e), seek to compromise or settle such Third Party Claim without prejudice to such Indemnitee's rights, if any, to continue to seek indemnification hereunder. Notwithstanding the foregoing, neither an Indemnifying Party nor an Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. Neither an Indemnifying Party nor an Indemnitee shall consent to entry of any judgment or enter into any settlement of any Third Party Claim which does not include as an unconditional term thereof the giving by a claimant or plaintiff to such Indemnitee, in the case of a consent or settlement by an Indemnifying Party, or to the Indemnifying Party, in the case of a consent or settlement by an Indemnitee, of a written release from all liability in respect to such Third Party Claim.

                  (iii) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the related Indemnitee shall make reasonably available to such Indemnifying Party any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or compromise of such Third Party Claims, subject to the establishment of reasonably appropriate confidentiality arrangements and arrangements to preserve any applicable privilege (including, the attorney-client privilege) and shall cooperate in such defense, compromise or settlement. If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the related Indemnitee shall be entitled to attend and participate in any such proceeding, discussion or negotiation at its own expense.

                  (iv) Notwithstanding anything else in this Section 9 to the contrary, if an Indemnifying Party notifies the related Indemnitee in writing of such Indemnifying Party's desire to settle or compromise a Third Party Claim on the basis set forth in such notice (provided that such settlement or compromise includes as an unconditional term thereof the giving by the claimant or plaintiff of a written release of the Indemnitee from all liability in respect thereof and does not include any non-monetary remedy) and provides the Indemnitee a copy of a written proposal of the applicable claimant to settle on such terms, and the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third Party Claim shall be equal to (i) the costs and expenses of such Indemnitee prior to the date such
      Indemnifying  Party  notifies  such  Indemnitee  of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the lesser of (A) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to defend such Third Party Claim (including attorneys fees and expenses).

                  (v) Any claim on account of an Adverse Consequence which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment.

                  (vi) In  addition  to any  adjustments  required  pursuant  to
      Section 9(d), if the amount of any Adverse Consequence shall, at any time subsequent to the payment required by an Indemnifying Party on account thereof, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

                  (vii) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place and the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

f) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the transactions contemplated by this Agreement.

      10.   Miscellaneous.10. Miscellaneous.

            (a)...Press Releases and Public Announcements.a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Party, and afford the other party an opportunity to comment, prior to making the disclosure).

            (b)...No Third-Party Beneficiaries.b)     No           Third-Party
Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

            (c)...Entire Agreement.c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

            (d)...Succession and Assignment.d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

            (e)...Counterparts.e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (f)...Headings.f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (g)...Notices.g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

            to Seller:

            COMSAT RSI Jefa Wireless Systems
            c/o COMSAT Corporation

            (at the address and with the copies set forth below with respect to COMSAT)

            to COMSAT:

            COMSAT Corporation
            6560 Rock Spring Drive
            Bethesda, Maryland  20815
            Attention:  Allen E. Flower
            Vice President and Chief Financial Officer
            Telecopy No.:  (301) 214-5131

            With copy (which shall not constitute notice) to:
            Warren Y. Zeger
            Vice President, General Counsel and Secretary
            COMSAT Corporation
            6560 Rock Spring Drive
            Bethesda, Maryland  20815
            Telecopy No.:  (301) 214-5128

            and copy (which shall not constitute notice) to:

            Charles P. Miller
            Patton, Boggs, L.L.P.
            2626 Cole Avenue, Suite 300
            Dallas, Texas  75204
            Telecopy No.:  (214) 871-2688

            If to Buyer or Able:

            Transportation Safety Contractors, Inc.
            c/o Able Telcom Holding Corp.
            1601 Forum Place, Suite 1110
            West Palm Beach, FL  33401
            Attention:  President
            Telecopy No.:  (561) 688-0455

            and copy (which shall not constitute notice) to:

            David L. Perry, Jr.
            Holland & Knight LLP
            625 North Flagler Drive, Suite 700
            West Palm Beach, FL  3340l
            Telecopy No.:  (561) 650-8399


            Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

            (h)...Governing Law.h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

            (i)...Amendments and Waivers.i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (j)...Severability.j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            (k)...Expenses.k) Expenses. Each of Buyer, Seller, and COMSAT will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

            (l)...Construction.l) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

            (m)...Incorporation of Exhibits and Schedules.m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (n)...Submission to Jurisdiction.n) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Dallas County, Texas. in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 0 above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.


                                     *****
      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                          TRANSPORTATION  SAFETY  CONTRACTORS,
                                          INC.


                                          By:/s/ Gerry W. Hall
                                             --------------------------------
                                              Gerry W. Hall
                                              Executive Vice President


                                          GEORGIA ELECTRIC COMPANY, INC.


                                          By:/s/ Gerry W. Hall
                                             --------------------------------
                                              Gerry W. Hall
                                              President


                                          ABLE TELCOM HOLDING CORP.


                                          By:/s/ Gerry W. Hall
                                             --------------------------------
                                              Gerry W. Hall
                                              President and Chief Executive
                                               Officer


                                          COMSAT   RSI   Acquisition,    Inc.,
                                          d.b.a.   COMSAT  RSI  JEFA  Wireless
                                          Systems


                                          By:/s/  Marjorie A. Holman
                                             --------------------------------
                                              Marjorie A. Holman
                                              Treasurer



                                          COMSAT CORPORATION


                                          By:/s/ Allen E. Flower
                                             --------------------------------
                                              Allen E. Flower
                                              Vice President and Chief Financial
                                               Officer